Exhibit 99.1

PRESS RELEASE

Ness Technologies Announces

First Quarter 2005 Financial Results

Revenues increased to $88.4 Million up 24% Year-Over-Year

Net Income increased to $4.9 Million up 104% Year-Over-Year

Hackensack, NJ — May 10, 2005 — Ness Technologies, Inc. (NASDAQ: NSTC), a global provider of IT services and solutions, today announced financial results for the first quarter ended March 31, 2005.

•                    Revenues reached a record $88.4 million, up 24% year-over-year.

•                    Net income increased to $4.9 million, up 104% year-over-year, including a $0.6 million non-cash stock compensation expense.

•                    Backlog increased to $412 million.

•                    Cash and cash equivalents increased to $109 million.

•                    Global workforce increased to 5,170.

•                    Ness closed the acquisition of the Romanian company Radix Company SA, in April.

First quarter 2005 revenues reached $88.4 million, an increase of $17.3 million or 24%, from $71.1 million in the first quarter of 2004 and a $6.1 million or 7% increase from $82.3 million in the fourth quarter of 2004.

First quarter 2005 net income including the non-cash stock compensation expense increased to $4.9 million, more than double the $2.4 million reported in the first quarter of 2004. First quarter 2005 net income includes non-cash stock compensation expense of $533,000 related to redeemable option awards for which the Company is required by GAAP to recognize in this quarter based upon the Company’s stock price, which, net of applicable income taxes, had the effect of reducing net income by $346,000.

Diluted earnings per share for the first quarter 2005 were $0.14 compared to $0.10 in the first quarter 2004. Excluding the non-cash stock compensation expense, diluted net earnings per share for the first quarter 2005 would have been $0.15.

Backlog as of March 31, 2005 was $412 million, up 31% compared to $314 million as of March 31, 2004 and up 3% compared to $401 million as of December 31, 2004.

As of March 31, 2005, Ness’ cash and cash equivalent position was $109 million, up from $104 million as of December 31, 2004.

Mr. Raviv Zoller, President and Chief Executive Officer of Ness Technologies stated, “In addition to reporting record revenues and a significant increase in our net income, we also continued to strengthen our balance sheet. Our backlog remains strong and provides a solid foundation for our future growth prospects.”

“We continue to invest in IT professionals and facilities in key geographic regions including Central and Eastern Europe, North America, the United Kingdom and Asia Pacific. The strategic acquisition of Radix Company SA, during the second quarter of 2005, the first since its initial public offering, provides Ness a strong presence in Romania and a launching board for future expansion. These actions further strengthen our global delivery platform as well as, our ability to provide comprehensive local market expertise,” concluded Mr. Zoller.

Guidance

The Company is reiterating its 2005 annual revenue guidance of $370 million to $375 million and full year 2005 diluted net earnings per share guidance in the range of $0.70 to $0.75.

For the second quarter 2005 Ness expects to generate revenues in the range of $88 million to $90 million.

Ness forecasts second quarter 2005 diluted net earnings per share to be within a range of $0.13 to $0.14.

The aforementioned earnings per share guidance excludes further impact of non-cash expense related to redeemable options in accordance with the relevant GAAP guidelines.

Conference Call Details

Ness Technologies President and Chief Executive Officer Raviv Zoller and Chief Financial Officer Yaron Garmazi will conduct a conference call to discuss the first quarter 2005 results, which will be simultaneously webcast at 9:00 A.M. Eastern Time/6:00 A.M. Pacific Time on Tuesday, May 10, 2005

To access the Ness Technologies first quarter 2005 earnings conference call, participants in North America should dial 1-800-399-0427 and international participants should dial 1-706-634-5453. A live webcast of the conference call will be available on the investor relations page of the Ness Technologies corporate web site at http://www.ness.com. Please visit the web site at least 15 minutes early to register for the teleconference webcast and download any necessary audio software. A replay of the call will be available on the web site approximately two hours after the conference call is completed.

About Ness Technologies

Ness Technologies (NASDAQ: NSTC) is a global provider of end-to-end IT services and solutions designed to help clients improve competitiveness and efficiency. Specializing in outsourcing and offshore, systems integration and application development, software and consulting, and quality assurance and training, Ness serves a blue-chip client base of over 500 public- and private-sector customers. With over 5,000 employees, Ness maintains operations in 15 countries across North America, Europe and Asia Pacific, and more than 100 alliances and partnerships around the world. Ness’ “best-shore” capabilities streamline service delivery and address the full range of client needs. For more information about Ness, visit http://www.ness.com.

Investor Contact:	Media Contact:
Daphna Golden	David Kanaan
Phone: +972-3-7666816	Phone: + 972-3-6315166
Email: media.int@ness.com

Erik Knettel	Allan Jordan
Phone: 646-284-9415	Phone: 646-284-9452
Email: investor@ness.com	Email: media@ness.com

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements often are proceeded by words such as “believes,” “expects,” “may,” “anticipates,” “plans,” “intends,” “assumes,” “will” or similar expressions. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Ness’ actual results could differ materially from those anticipated in these forward looking statements as a result of various factors. Some of the factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the “Risk Factors” described in Ness’ Annual Report of Form 10-K filed with the Securities and Exchange Commission on March 31, 2005.

NESS TECHNOLOGIES, INC
AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
U.S. dollars in thousands (except share and per share data)

	Three months ended
	March 31,
	2005	2004
	unaudited
Revenues	88,405	71,146
Cost of revenues	62,480	48,406
Gross profit	25,925	22,740

Operating expenses:
Selling and marketing	7,031	6,086
General and administrative	12,428	11,397 *
Stock based compensation	611	51 *
Total operating expenses	20,070	17,534

Operating income	5,855	5,206
Financial and other expenses, net	(426)	(2,285)
Income before taxes on income	5,429	2,921

Taxes on income (tax benefit)	602	(111)
Equity in net losses of affiliates	(2)	(615)
Minority interests in losses of subsidiary	101	—
Net income	4,926	2,417

Allocation of undistributed earnings on Class B Convertible Preferred stock	—	(366)
Net income after allocation of undistributed earnings	4,926	2,051

Basic net earnings per share	0.15	0.11
Diluted net earnings per share	0.14	0.10

Weighted average number of shares (In thousands) used in computing basic net earnings per share	33,755	18,890
Weighted average number of shares (In thousands) used in computing diluted net earnings per share	35,545	21,292

*Reclassified

NESS TECHNOLOGIES, INC
AND ITS SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands

	March 31, 2005	December 31, 2004
	unaudited
Current assets:
Cash and cash equivalents	108,723	104,229
Marketable securities	378	383
Trade receivables (net of allowance for doubtful accounts)	77,808	75,183
Unbilled receivables	24,887	20,327
Other accounts receivable and pre-paid expenses	11,030	9,127
Inventories	668	1,168
Total current assets	223,494	210,417

Long-term assets:
Long-term prepaid expenses	5,560	3724
Deferred income taxes	5,208	4823
Severance pay fund	33,533	33,558
Total long-term assets	44,301	42,105

Property and equipment, net	19,040	18,879
Other intangible assets, net	4,893	4,265
Goodwill	150,661	149,090
Total assets	442,389	424,756

Current liabilities:
Short term bank loans and credit	1,335	1,275
Current maturities of long-term debt	17,564	13,364
Trade payables	32,942	31,280
Advances from customers	7,689	7,679
Other accounts payable and accrued expenses	68,349	64,271

Total current liabilities	127,879	117,869

Long-term liabilities:
Long-term debt, net of current maturities	31,336	36,918
Excess of losses over investment in affiliate	302	306
Accrued severance pay	37,412	36,888
Minority interests	—	295
Total long-term liabilities	69,050	74,407

Total stockholders’ equity	245,460	232,480
Total liabilities and stockholders’ equity	442,389	424,756